EXHIBIT 99.1

FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
MSA Media Contact: Mark Deasy +1 (412) 559-8154
MSA Investor Relations Contact: Chris Hepler +1 (412) 225-3717

MSA Safety’s Steve Blanco Elected President and Chief Operating Officer

PITTSBURGH, May 31, 2023 – Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced that Steve Blanco has been elected President and Chief Operating Officer (COO) by the company’s Board of Directors. Mr. Blanco, 56, previously served as President of the company’s Americas business segment, a position to which he was appointed in 2017. As President and COO, Mr. Blanco will oversee the continued implementation of the company’s strategic initiatives across MSA’s global portfolio. Nish Vartanian will continue to serve the company as Chairman and Chief Executive Officer.
“Steve’s election reflects the confidence that our Board of Directors and I have in his ability to lead the initiatives that will drive our future performance and enhance our productivity, processes and products on a global scale,” said Mr. Vartanian.
Under Mr. Blanco’s leadership, from 2018 through 2022, revenue in the company’s Americas segment has grown by more than 40 percent. During this period, Mr. Blanco helped oversee the company’s acquisitions of Globe Manufacturing, Sierra Monitor and Bacharach, Inc. Most recently, he led the development and deployment of the MSA Business System – a combination of behaviors, processes and tools designed to drive continuous improvement and superior performance across the entire enterprise.
“Steve has made numerous contributions to our success over the past decade and I very much look forward to working with him in this new role as we and our entire management team work to enhance MSA Safety’s position as the world’s leading developer and manufacturer of advanced safety solutions for workers,” Mr. Vartanian said.
Mr. Vartanian noted that Mr. Blanco’s election is part of a longer-term effort to continue to develop the company’s senior leaders.
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Mr. Blanco joined MSA in 2012 as Vice President of Global Operational Excellence, a role in which he oversaw the company’s global manufacturing operations and led the implementation of best-in-class practices that helped advance MSA’s manufacturing efficiencies across the world.
Prior to MSA Safety, Mr. Blanco worked for Eaton Corporation as Vice President of Manufacturing for the company’s $7 billion Electrical Sector. Before that, he worked for Ford Motor Company and Visteon, serving in a variety of engineering, plant management and operations roles. Mr. Blanco earned a Bachelor of Science degree in mechanical engineering technology from Purdue University, and he holds an MBA from Indiana Wesleyan University.
In his expanded role, Mr. Blanco will remain located in Cranberry Township, Pa., at the company’s global headquarters.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products and software that protect people and facility infrastructures.  Many MSA products integrate a combination of electronics, software, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations.  The Company's comprehensive product line is used by workers around the world in a broad range of markets, including fire service, the oil, gas and petrochemical industry, construction, industrial manufacturing applications, heating, ventilation, air conditioning and refrigeration, utilities, mining and the military.  MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices.  With 2022 revenues of $1.5 billion, MSA employs approximately 5,000 people worldwide.  The Company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America.  With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America.  For more information visit MSA's web site at www.MSAsafety.com.

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